UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2010 (June 3, 2010)
TENNECO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (847) 482-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     On June 3, 2010, Tenneco completed an amendment and extension of its senior secured credit facility. The transaction enhances the company’s financial flexibility by extending the term of its revolving credit facility and replacing its existing $128 million term loan A facility with a larger and longer maturity term loan B facility. The amendment also includes improved pricing if Tenneco achieves additional reductions in its net leverage ratio. The facility remains secured by substantially all of the company’s domestic assets and pledges of 65 percent of the stock of certain first-tier foreign subsidiaries, as well as guarantees by the company’s material domestic subsidiaries.
     The amended and extended credit facility consists of: (i) a $622 million revolving credit facility, which will be reduced to $556 million in March 2012 upon the expiration of the non-extending lenders commitments; (ii) a $150 million term loan B facility; and (iii) a $130 million tranche B-1/letter of credit facility, which can also be used as a revolving line of credit.
     The amendment provides the company with a total revolving credit facility size of $622 million until March 16, 2012, at which point commitments of $66 million from non-extending lenders will expire. After March 16, 2012, the extended revolving credit facility will provide $556 million of total availability and will mature on May 31, 2014. However, the extended facility will mature on April 15, 2013 if the company’s senior secured notes are not refinanced by that date or on December 14, 2013 if the company’s tranche B-1 letter of credit/revolving loan facility is not refinanced by that date. Prior to maturity, funds may be borrowed, repaid and re-borrowed under the revolving credit facility without premium or penalty.
     The term loan A facility, which would have matured in March 2012, was refinanced with a new $150 million term loan B facility, which will mature on June 3, 2016. However, the facility will mature on April 15, 2013 if the company’s senior secured notes are not refinanced by that date or on August 16, 2014 if the company’s senior subordinated notes are not refinanced by that date. The term loan B facility is payable in equal quarterly installments in the amount of $375,000 commencing in September 2010 with the balance due on the maturity date.
     Initial borrowings under the amended and extended credit facility will bear interest at an annual rate equal to the London Interbank Offering Rate plus a margin of 450 basis points for loans under the revolving facility, 475 basis points for loans under the term loan B facility and 500 basis points for the tranche B-1 letter of credit/revolving loan facility. The interest rates payable under the credit facility are subject to change if the company’s consolidated net leverage ratio changes.
     To reflect the company’s improved financial covenant performance, the leverage ratio was decreased from 5.0 to 4.5 for the 2nd quarter of 2010; 4.75 to 4.25 for the 3rd quarter of 2010; and 4.5 to 4.25 for the 4th quarter of 2010. Otherwise, the ratios retain the levels currently set forth in the credit facility. Further, consistent with the company’s accounting for its North American accounts receivable securitization program, activities under this program will be included in the calculations of the leverage and interest coverage ratios. Additional covenants and provisions in the credit facility were amended to provide the company with increased flexibility, including, among other things, to refinance debt.
     The senior credit facility continues to include customary provisions that could require all amounts due thereunder to become due and payable, either automatically or at the option of the lenders, if the company fails to comply with the terms of the senior credit facility or if other customary events occur. The senior credit facility does not contain any terms that could accelerate the payment of the facility or affect pricing under the facility as a result of a credit rating agency change.

     The company expects to record a charge in the second quarter of $1 million relating to the amendment and extension.
     A copy of the Fifth Amendment is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit No.	Description

99.1	Fifth Amendment to the Second Amended and Restated Credit Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.
Date: June 9, 2010	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary